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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 (Registration No. 333-4885) of our report dated July 31, 1995, which appears on page 32 of the 1995 Annual Report to Shareholders of Identix Incorporated, which is incorporated by reference in Identix Incorporated's Annual Report on Form 10-K for the year ended June 30, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 19 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE LLP


San Jose, California
August 1, 1996